Exhibit 99.2

Confi d en t i al and Pro p rie t a r y 1 We help the world discover cannabis. August 2021

Disclaimer 2 Confidential and Proprietary Con fi dentiality and Disclosures This confidential presentation (this “ Presentation ” ) contains proprietary and confidential information of Leafly Holdings, Inc. ( “ Leafly ” ) and Merida Merger Corp. I ( “ Merida ” ), and the entire content should be considered “ Confidential Information. ” This Presentation is being delivered to you solely in your capacity as a potential investor in connection with the evaluation of a potential transaction (the “ Transaction ” ) between Leafly and Merida. Any further distribution or reproduction of this Presentation, in whole or in part, or the divulgence of any of its contents, is unauthorized. By accepting the Presentation, each recipient of this Presentation and its directors, partners, officers, employees, attorneys, agents and representatives ( “ recipient ” ) shall maintain the confidentiality of the information contained herein and all otherwise non - public information disclosed by us, whether orally or in writing, during this Presentation or in these Presentation materials. You also agree not to distribute, disclose or use such information for any purpose, other than for the purpose of evaluating your participation in the Transaction contemplated in this Presentation and to return to Leafly and Merida, delete or destroy this Presentation upon request. Neither Leafly, Merida, nor any of their respective affiliates, control persons, officers, directors, employees, representatives or advisors makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained herein, or any other written or oral information made available in the course of an evaluation of the Transaction. This Presentation is not intended to be all - inclusive or to contain all the information that a person may desire in considering an investment in Leafly or Merida and is not intended to form the basis of any investment decision in Leafly or Merida, and any recipient should conduct its own independent analysis of Leafly and Merida and the data contained or referred to in this Presentation. The recipient acknowledges and agrees that the information contained in this Presentation is preliminary in nature and is subject to change, and any such changes may be material. Leafly and Merida assume no obligation to update or keep current the information contained in this Presentation, to remove any outdated information or to expressly mark it as being outdated. This Presentation does not constitute investment, tax, accounting or legal advice or a recommendation. You should consult your own legal, regulatory, tax, business, financial and accounting advisors to the extent you deem necessary, and you must make your own investment decision and perform your own independent investigation and analysis of an investment in Leafly and Merida and the Transaction contemplated in this Presentation. To the fullest extent permitted by law, in no circumstances will Leafly, Merida, or any of their respective equityholders, affiliates, representatives, partners, directors, officers, employees, advisers, or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its omissions, reliance on the information contained within it or on opinions communicated in relation thereto or otherwise arising in connection therewith. By participating in this Presentation, you acknowledge that you are (i) aware that the United States securities laws prohibit any person who has material, non - public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and that you will neither use, nor cause any third party to use, this Presentation or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10b - 5 thereunder. This Presentation relates to the potential financing of a portion of the Transaction contemplated in this Presentation through a private placement of equity securities. This Presentation shall not constitute a "solicitation" as defined in Section 14 of the Exchange Act. This Presentation shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This Presentation is not an offer, or a solicitation of an offer, to buy or sell any investment or other specific product. Any offering of securities (the "Securities") will not be registered under the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Securities must continue to be held unless a subsequent disposition is exempt from the registration requirements of the Securities Act. Investors should consult with their counsel as to the applicable requirements for a purchaser to avail itself of any exemption under the Securities Act. The transfer of the Securities may also be subject to conditions set forth in an agreement under which they are to be issued. Investors should be aware that they might be required to bear the final risk of their investment for an indefinite period of time. Neither Leafly, Merida nor any of their respective affiliates, control persons, officers, directors, employees, representatives or advisors is making an offer of the Securities in any state where the offer is not permitted. This Presentation is intended solely for the purposes of familiarizing investors. To the extent the terms of any potential Transaction are included in this Presentation, those terms are included for discussion purposes only. NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PRESENTATION IS TRUTHFUL OR COMPLETE.

Disclaimer 3 Confidential and Proprietary Forward - Looking Statements This Presentation contains certain “ forward - looking statements ” within the meaning of federal securities laws. Forward - looking statements may include, but are not limited to, statements with respect to (i) trends in the cannabis industry and Leafly’s market size, including with respect to the potential total addressable market in the industry, (ii) Leafly’s growth prospects, (iii) Leafly’s projected financial and operational performance, including relative to its competitors, (iv) new product and service offerings Leafly may introduce in the future, (v) the potential Transaction, including the implied enterprise value, the expected post - closing ownership structure and the likelihood and ability of the parties to successfully consummate the potential Transaction, and (vi) other statements regarding Leafly’s and Merida’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward - looking statements. The words “ anticipate ” , “ believe ” , “ continue ” , “ could ” , “ estimate ” , “ expect ” , “ intends ” , “ outlook ” , “ may ” , “ might ” , “ plan ” , “ possible ” , “ potential ” , “ predict ” , “ project ” , “ should ” , “ would ” , and similar expressions may identify forward - looking statements, but the absence of these words does not mean that a statement is not forward - looking. Forward - looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. You should carefully consider the risks and uncertainties described in the "Risk Factors" section of Merida’s registration statement on Form S - 1, any proxy statement/prospectus relating to the Transaction, which is expected to be filed by Merida with the SEC, other documents filed by Merida from time to time with the SEC, and any risk factors made available to you in connection with Merida, Leafly and the Transaction. These forward - looking statements involve a number of risks and uncertainties (some of which are beyond the control of Leafly and Merida), and other assumptions, that may cause the actual results or performance to be materially different from those expressed or implied by these forward - looking statements. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Forward - looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward - looking statements, and none of Leafly, Merida nor any of their respective affiliates, control persons, officers, directors, employees, representatives or advisors assume any obligation and intend to update or revise any forward - looking statements, whether as a result of new information, future events, or otherwise. Neither Leafly, Merida nor any of their respective affiliates, control persons, officers, directors, employees, representatives or advisors gives any assurance that either Leafly or Merida will achieve its expectations. Financial Information The historical financial information regarding Leafly contained in this Presentation has been taken from or prepared based on historical financial statements of Leafly. An audit of such financial statements in accordance with the requirements of the Public Company Accounting Oversight Board ( “ PCAOB ” ) is in process and such financial statements will be included in the registration statement/proxy statement related to the Transaction. Accordingly, the historical financial information included herein should be considered preliminary and subject to adjustment in connection with the completion of the PCAOB audit. Leafly’s results and financial condition as reflected in the financial statements included in the registration statement/proxy statement may be adjusted or presented differently from the historical financial information included herein, and the differences could be material. Use of Projections The financial, operational, industry and market projections, estimates and targets in this Presentation are forward - looking statements that are based on assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond Leafly’s or Merida’s control. While all financial, operational, industry and market projections, estimates, and targets are necessarily speculative, Leafly and Merida believe that the preparation of prospective financial, operational, industry and market information involves increasingly higher levels of uncertainty the further out the projection, estimate, or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected, or target results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial, operational, industry and market projections, estimates, and targets, including assumptions, risks and uncertainties described in "Forward Looking Statements" above. The inclusion of financial, operational, industry and market projections, estimates, and targets in this Presentation should not be regarded as an indication that Leafly, Merida, or any of their respective affiliates, control persons, officers, directors, employees, representatives or advisors, considered or consider such financial, operational, industry and market projections, estimates, and targets to be a reliable prediction of future events.

Disclaimer 4 Confidential and Proprietary Non - GAAP Financial Measures This Presentation includes certain non - GAAP financial measures (including on a forward - looking basis) such as Operating Expenses and Operating Income/(Loss), which exclude non - cash expenses associated with accounting for stock - based compensation, warrants, and earn - outs. These non - GAAP financial measures, and other measures that are calculated using these non - GAAP measures, may exclude items that are significant in understanding and assessing Leafly’s financial results, and therefore, are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP, and should not be construed as indicators of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. Leafly and Merida have included these non - GAAP financial measures (including on a forward - looking basis) because they believe these measures provide useful supplemental information to investors about Leafly. Leafly’s management uses these non - GAAP financial measures, in conjunction with GAAP financial measures, as an integral part of managing our business. Using any such financial measure to analyze Leafly’s business would have material limitations because the calculations are, for example, based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant, and because they exclude significant expenses that are required by GAAP to be recorded in Leafly’s financial measures. Additionally, other companies may calculate non - GAAP measures differently, or may use other measures to calculate their financial performance, and therefore Leafly’s non - GAAP measures may not be directly comparable to similarly titled measures of other companies. This Presentation also includes certain projections of non - GAAP financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, Leafly is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward looking non - GAAP financial measures is included. We caution investors that non - GAAP financial information, by its nature, departs from traditional accounting conventions. Therefore, its use can make it difficult to compare our current results with our results from other reporting periods and with the results of other companies. Industry and Market Data This Presentation contains certain information concerning Leafly's products, services and industry, including market size and growth rates of the markets in which Leafly participates, that are based on industry surveys and publications or other publicly available information, other third - party survey data and research reports, and Leafly’s internal sources. This information involves many assumptions and limitations; therefore, there can be no guarantee as to the accuracy or reliability of such assumptions and you are cautioned not to give undue weight to this information. Further, no representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein are not an indication as to future performance. None of Leafly, Merida or any of their respective affiliates, control persons, officers, directors, employees, representatives or advisors has independently verified the accuracy or completeness of any such third - party information. In addition, projections, assumptions, estimates, goals, targets, plans and trends of the future performance of the industry in which Leafly operates, and its future performance, are necessarily subject to uncertainty and risk due to a variety of factors, including those described above. These and other factors could cause results to differ materially from those expressed in the estimates made by independent parties and by Leafly and Merida. None of Leafly, Merida or any of their respective affiliates, control persons, officers, directors, employees, representatives or advisors assumes any obligation to update the information in this presentation. Risk Factors For a description of the risks associated with an investment in Leafly, including with respect to its business and operations, we refer you to the “ Risk Factors ” section in the Appendix to this Presentation

Disclaimer 5 Confidential and Proprietary Additional Information; Participants in the Solicitation. If the contemplated Transaction is pursued, Merida will be required to file a preliminary and definitive proxy statement, which may be a part of a registration statement, and other relevant documents with the SEC. Stockholders and other interested persons are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about Merida, Leafly and the contemplated Transaction. Shareholders will be able to obtain a free copy of the proxy statement (when filed), as well as other filings containing information about Merida, Leafly and the contemplated Transaction, without charge, at the SEC's website located at www.sec.gov. Merida and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Merida’s shareholders in connection with the proposed Transaction. A list of the names of such directors and executive officers and information reg ard ing their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain copies of these documents free of charge by directing a written request to Leafly at investorrelations@leafly.com . This Presentation does not contain all the information that should be considered in the contemplated Transaction. It is not intended to form any basis of any investment decision or any decision in respect to the contemplated Transaction. The definitive proxy statement will be mailed to shareholder as of a record date to be established for voting on the contemplated business combination when it becomes available.

Leading cannabis & technology team of management and investors



Yoko Miyashita, CEO

gettyimages PERKINSCOIE

- Appointed CEO of Leafly in August 2020 after serving as the company's General Counsel since 2019
- Spent 14 years at Getty Images, where she led the global legal team as SVP and general counsel; previously practiced law with Perkins Coie LLP in Seattle



Sam Martin, Chief Operating Officer

Time Inc.

- Serves as Leafly's Chief Operating Officer
- Since joining in 2015 as Director of Content, has served as Chief Strategy Officer, Interim CEO (2018), VP of Strategy and Business Development and Chief of Staff



Dave Cotter, Chief Product and Technology Officer

amazon NORDSTROM

- Serves as Leafly's Chief Product Officer and leads product development and engineering for Leafly's consumer and business products
- Most recently served as VP of Digital Products at Nordstrom after selling his text-based ecommerce startup MessageYes to the company in 2018



Laura Morarity, SVP, Marketing & Comm.

Avvo SONOS

- Leads marketing, communications and content at Leafly
- Most recently led the global communications and sustainability team at Sonos



Peter Lee, President, Merida Merger Corp. I

MERIDA CAPITAL HOLDINGS

- 20+ years as an investment professional in both public markets and private equity
- Co-founded and was a Managing Partner at Sentinel Rock Capital, a long/short equity oriented hedge fund; previously, worked at several investment firms focused on public markets, including Spring Point Capital, Blackstone Kailix and Tiger Management



Mitchell Baruchowitz, Non-Executive Chairman of the Board, Merida Merger Corp. I

MERIDA CAPITAL HOLDINGS

- Has ~20 years experience in the legal and finance fields and 10+ years experience in the legal cannabis industry
- Through his leadership of Merida Capital Partners, has been involved in over 100 cannabis transactions with a notional value over $1 billion

Leafly
Confidential and Proprietary 6

Leafly’s consumer marketplace is capital efficient and scalable Merida Merger Corp. I – Why we chose Leafly As a critical consumer activation channel, Leafly’s marketplace has scale across cannabis consumers, retailers, and brands Leafly has a proven business model across retailers that is positioned to go deeper with brands Leafly’s flywheel helps to create more economic value for all platform participants – more consumers shopping creates more value for brands and retailers Leafly’s management team has the right skillset and focus to execute its business plan Poised to win as the industry matures Proven business model Scalable, asset - light model Growth and scale reinforce flywheel effect Experienced management team We partner with leading management teams who can successfully navigate the ever - changing cannabis industry in a compliant and ethical manner Asset - light models are likely to generate the most attractive risk - adjusted returns We help accelerate proven operating models and supercharge their growth with our network and industry relationships We believe essential service providers can help grow the economic opportunity for all participants As the cannabis industry grows, consolidation and increased professionalism will be tailwinds for ancillary companies with scale Merida Merger Corp. I investment philosophy 7 Confidential and Proprietary Why Leafly fits our investment criteria

Leafly is where people discover cannabis A cannabis marketplace powered by community, trust, science, and education Discovery begins Lab and aggregate data help inform choice Dispensaries nearby Compare products nearby Add to bag Expertise + UGC = trust 8 Confidential and Proprietary

9 Confidential and Proprietary Shoppers, retailers, and brands trust Leafly to make cannabis understandable and accessible • Has developed the most extensive content library in the cannabis market, attracting the largest audience in cannabis • The cannabis community relies on our strain database (5,000+ strains), cannabis coverage (11,000+ articles), and user reviews (1.3MM+ reviews) to navigate the highly complex and evolving world of cannabis Community - driven, three - sided marketplace with retailers, brands, and high - value shoppers • Leafly matches its audience of 10MM+ monthly unique visitors with over 4,600 licensed stores across North America • Generates subscription and advertising revenue from retailers and brands A flexible platform that scales and sits at the center of the $19B (1) rapidly growing legal cannabis market • The cannabis market is large and expanding rapidly with states continuing to legalize as a result of broad support for legalization • Consumers are on Leafly before their states legalize, giving Leafly a head start As consumer ordering shifts online, Leafly helps consumers navigate a complicated industry • Markets are evolving to the right supply/demand dynamics to enable the cannabis e - commerce market, a trend which was accelerated by COVID • Leafly garners consumer trust through its strong focus on compliance and by helping consumers navigate dynamic regulatory environments At an inflection point to accelerate growth and monetization • Poised to accelerate retailer monetization with retailers currently generating 14x RoAS (2) and in the early stages of monetizing brands on the Leafly platform (7,800+) • Projected to grow revenue at a ~52% CAGR from ’21E to ‘ 24E with gross margins of ~88% as Leafly further penetrates current markets and capitalizes on its strong position in the newly legalized East Coast Leafly value proposition Leafly's content - first, community - driven marketplace attracts and delivers value to consumers, retailers, and brands 1) 2) Wall Street Research. Refers to retailer return on ad spend ( “ RoAS ” ) represented by gross merchandise value ( “ GMV ” ) divided by retail revenue to Leafly; represents average 2020 RoAS figure. Note: metrics shown refer to 2020 statistics unless otherwise noted.

I. Leafly Overview II. Local Market Focus III. Marketplace Performance IV. Financial Overview V. Transaction Overview Table of Contents 10 Confidential and Proprietary

I. Leafly Overview 11 Confidential and Proprietary

Leafly at a Glance We aggregate highly - fragmented and difficult - to - discover supply with a diverse and deeply passionate consumer base ● Online cannabis marketplace ● Extensive strain database ● Information from community of subject matter experts and consumers ● Consumer reviews (strains, products and dispensaries) ● Cannabis news and education ● Cannabis advocacy Consumer trusted destination for all things cannabis Retailers/Brands want to reach our highly engaged cannabis audience ● Business/menu listings on Leafly ● 40+ technology integrations that automate menu and inventory availability ● Catalog control and linking to strain database ● Online orders (pickup, delivery) ● Amplify marketplace presence via advertising HQ: Seattle, WA Founded: 2010 Employees: 164 1 CEO: Yoko Miyashita 1) As of June 30, 2021. 12 Confidential and Proprietary

Leafly by the numbers - where people discover cannabis

A three-sided cannabis marketplace powered by strain & effects data, research, user reviews and the latest cannabis news

Revenue Forecast (MM)



$36
$7
$30
$43
$9
$34
$65
$13
$52
$101
$20
$81
$151
$30
$121
2020A
2021E
2022E
2023E
2024E
Retail Revenue
Brand Revenue (1)

Key KPIs

220MM+ Sessions[2]	**10MM+** MAUs[3]	**$102** AOV[4]
4,600+ Total Stores[5] **2,400+** Order-Enabled Stores[5]	**$420MM+** GMV[6]	**~$700** Monthly Retailer ARPA[7]

Leafly's expansive marketplace efficiently and effectively connects all constituencies

1) Brand revenue includes "other" revenue.
2) Sessions figure shown is for 2020 period.
3) Average of monthly average users ("MAUs") for 2020 period.
4) Average order value ("AOV") calculated as GMV divided by total gross orders; figure shown is for 2020 period.
5) Represents total paying retail stores and total order-enabled retail stores; figures shown are for 2020 period.
6) Gross merchandise value ("GMV") represents the direct, attributable online merchandise value ordered on Leafly's platform; does not include indirect, online to offline merchandise value or footfall attribution; figure shown is 2020 period.
7) Retailer average revenue per account ("ARPA") calculated as retailer revenue divided by total active retail accounts; figure shown is for 2020 period.

Leafly
Confidential and Proprietary
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Confidential and Proprietary 14 Leafly is ubiquitous in a rapidly growing cannabis market Legalization Picture (1) • • • • Market Commentary • Visitors can utilize Leafly prior to legalization and, as a result, Leafly is active in all 50 states and order - enabled in 32 states 91% of U.S. adults support cannabis legalization: 60% for recreational and medical use and 31% for medical use only (2) Legalization continues to accelerate across North America with 10 states passing or advancing cannabis legalization since the beginning of 2020 Newly legalized states on the East Coast represent a large market opportunity where Leafly has already established a leading, consumer - facing brand State governments facing tax shortfalls continue to look at cannabis legalization as an option to raise tax revenue 1) https: //www. le afly.com/learn/legalization . 2) Pew Research Center. Legal Leafly order - enabled 32 States 7 Provinces 5 States 3 Provinces Legal Leafly active Not order - enabled Prohibited Leafly active Not order - enabled 13 States

15 Confidential and Proprietary $19B $41B $70B $42B $30B $61B $39B $80B 2020A 2025 E 203 0 E Legal Illicit • During COVID - 19, consumers increased consumption and relied more on digital ordering: ~40% of shopping for cannabis was online (1) • Over time, a greater portion of the illicit market is expected to transition to the legal market Total Addressable Market (2) $100B Legal cannabis access is beyond the tipping point 1) 2 ) 3 ) 4 ) 5) 6 ) Represents Company’s estimate of the amount of total sales in state - legalized markets that occurred via e - commerce during 2020. Wall Street Research. Represents total sales in state - legalized markets per Wall Street research. Represents Company’s estimate of the amount of total sales in state - legalized markets that occur via e - commerce. Represents Company’s gross merchandise value. Cumulative count of active monthly shoppers for 2020 period. Consumption expected to grow significantly and Leafly is poised to take share Serviceable market (4) $7B 10MM shoppers Total addressable market (3) $19B 30MM shoppers Leafly’s market share (5) $420MM 1.5MM shoppers (6) 2020

16 Confidential and Proprietary Cannabis market has unique challenges for consumers, retailers, and brands Retailer & Brand challenges ● Retailers and brands have to build markets state by state and find new ways to reach consumers in each state ● As retailer density increases, retailers increasingly have to compete to drive new customer acquisition and transactions ● Traditional advertising channels restrict cannabis advertising ● Brands/retailers compete with illicit market Consumer challenges ● Significant consumer education is needed to understand a complex product and industry, which historically operated underground ● Brands differ from state to state and shoppers need guidance on preferences ● A flood of new and experienced users are entering the market ● Similar to wine, there are infinite strains, different cannabinoids and terpenes, each with a different effect ● Multiple and varied use cases, e.g. relaxation, pain relief, sleep, etc. The Leafly solution Market challenges ● Large, rapidly - growing market in different stages of maturation ● Different regulations by market, even for adult - use and medical in the same state ● Novel product set and form factors are confusing ● Challenge of bringing both supply and demand side through the transition from illicit market to legal Leafly’s strain database and user reviews educate consumers on the complexities of products and effects Leafly’s marketplace connects consumers with the brands and retailers that carry their desired products Retailers Brands Consumers An industry emerging from prohibition with a state - by - state regulatory framework has specific market considerations

Leafly solves the unique challenges of the cannabis market

By educating consumers and simplifying shopping, Leafly provides solutions for consumers, retailers, and brands

Consumer Value Proposition

- Understand the highly complex world of cannabis
- Discover different strains, form factors and their effects
- Compare strains / products and prices; get deals to find the best value
- Social validation of shopping experience
- Join a trusted community of subject matter experts and consumers
- Personalized discovery of products, brands and dispensaries
- Keep up with the latest cannabis news and developments



Extensive Cannabis Content Library
(5,000+ Strains, 11,000+ Articles)
Consumer Validation
(1.3MM+ Reviews)
Motivated, High-intent Consumers
(1.5MM+ Shoppers(1))
Match Users with Brands and Products
(7,800+ Brands, 1.7MM+ Menu Items)
Transactions for Pick-up or Delivery
(4,600+ Retailers, 2,400+ Order-Enabled Stores)
Leafly

Retailer and Brand Value Proposition

- Meet consumers at every stage of their cannabis journey
- Engage with highly motivated cannabis consumers
- Win sticky, new customers
- Manage online presence with up-to-date menus and inventory
- Leverage Leafly platform to foster consumer trust
- Reach cannabis consumers in highly regulated environment
- Local, targeted outreach to shoppers
- Engagement channels with shoppers (follows, platform messaging)

1) Cumulative count of active monthly shoppers for 2020 period.
Note: metrics shown refer to 2020 statistics unless otherwise noted.

Leafly Confidential and Proprietary 17

Leafly’s peerless content attracts the world’s biggest cannabis audience Strain database, reviews, and news attract a large, diverse audience of consumers, retailers, and brands 1 ) Annual visitors represents the sum of monthly active users over the 12 months of 2020. 4,600+ retailers Licensed Retailers and Brands 11,000+ articles 1.3MM+ reviews 5,000+ strains Leafly Content Audience 125MM annual visitor s (1) 1.7MM+ menu items 7,800+ brands 18 Note: metrics shown refer to 2020 statistics unless otherwise noted. Confidential and Proprietary

We have built an efficient, networked marketplace

COVID accelerated consumer adoption of Leafly's e-commerce platform

+295%

increase in shoppers from 2019 to 2020[1]

+338%

increase in orders from 2019 to 2020



125MM Visitors[2]
7,800 Brands
4,600 Retailers
4.2MM
Orders
Leafly
$420MM+
GMV[4]
14x
RoAS[3]

46%

of shoppers order on their first visit

50%+

of retailers see their first order within 1 week of activating

1) Percentage increase in the cumulative count of active monthly shoppers in 2020 vs. 2019.
2) Annual visitors represents the sum of monthly active users over the 12 months of 2020.
3) Refers to retailer return on ad spend ("RoAS") represented by GMV divided by retail revenue to Leafly.
4) Gross merchandise value ("GMV") represents the direct, attributable online merchandise value ordered on Leafly's platform; does not include indirect, online to offline merchandise value or footfall attribution.
Note: metrics shown refer to 2020 statistics unless otherwise noted.

Leafly
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Leafly's revenue generation scales with retailers and brands

Retailers and brands pay for information listings, marketplace activation, and advertising across Leafly's platform

	Subscription Tiers	Platform Amplification and Advertising[2]
Retailer Standard (Retail revenue: ~82% of total revenue[1])	• Leafly listing • E-commerce tools • Menu manager **Monthly subs starting at $99/month** **~30% of retailers on platform**	**No participation in marketplace or other advertising with Standard Subscription**
Retailer Pro (Retail revenue: ~82% of total revenue[1])	• All standard features plus: • Unlimited deals • Competitive insights • Access to advertising platform **Monthly subs starting at $199/month** **~70% of retailers on platform**	**Map markers, shopping carousels and a la carte advertising up to $35,000/month**
Brands (Brand revenue: ~18% of total revenue[1])	• Leafly listing • Catalog control • Competitive insights **Monthly subs starting at $199/month**	**A la carte options from $1,000 to $100,000+ (per CPM, per campaign fees)**

Leafly

1) Figures shown represent 2020 revenue split; excludes 'other' revenue.
2) Tools include display ads, sponsored email, branded content and custom activation.

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• Extensive vetting process for onboarding new retailers and brands to the Leafly platform • Ensures all THC brands and retailers are licensed in their states • No unlicensed suppliers means no untested products Marketplace Benefits • Help retailers structure their marketing and ordering tools to stay compliant • Ensures a fair marketplace by only allowing state - licensed retailers and brands on the platform • Protects and educates consumers on what they can buy, purchase limits, and where they can buy from a licensed retailer A strong commitment to compliant retailers, paired with leading education, creates a trusted platform for all consumers Leafly’s focus on Compliance License #414065 Confi d en t i al and Pro p rie t a r y 21 21 Confidential and Proprietary Compliance creates an advantage and protects our community

Leafly’s accelerating flywheel Leafly’s marketplace is an integral part of the cannabis ecosystem More Shoppers More Retailers / Brands More Content (Strains, Reviews, News) Better Matching A more dynamic marketplace More User Generated Content More product Selection Brings new and experienced cannabis users Platform network effects Marketplace efficiencies 22 Confidential and Proprietary

II. Local Market Focus 23 Confidential and Proprietary

• Increased supply density forces suppliers to compete for customers • Leafly’s value proposition accelerates as retailers compete for Leafly shoppers/wallets • Increased opportunities for monetization as the market continues to mature When states legalize, Leafly is positioned to capitalize and grow As states progress legalization, Leafly attracts a larger audience, becoming the epicenter of consumer interest • Existing legalized states adding new licenses / retail locations • Greenfield states are legalizing • Retailers seek out Leafly as an established channel for reaching customers when they open • Leafly aggregates supply, which grows consumer demand – flywheel in motion Market Maturity Stage 2 • Consumers on Leafly before legalization Stage 1 Background Chart: Traffic (monthly sessions) of an East Coast state & its legalization status (Jul ‘ 15 – May ‘ 21) – Illegal – Legalization – Implementation Stage 3 24 Confidential and Proprietary Stage 4

Leafly is **poised to win** the East Coast

Consumer searches for Leafly eclipse our closest competitor as legalization's next big prize comes on line



Brand dominance

Google Brand Search

- Leafly
- Weedmaps

New York

The winner on 500+ of the most common cannabis keyword searches[1]

Leafly.com	Weedmaps
45.33%	24.07%



SEM Rush

Leafly

1) Data shown covers portions of April and May 2021 period.

Confidential and Proprietary 25

Leafly orders, stores, and ARPA grew rapidly during the pandemic Pre - Pandemic Post - Pandemic % Growth from Jan - 20 to Mar - 21 Jan - 20 Mar - 21 Southwest State Ending Retail Accounts Order - Enabled Stores 139 95 159 143 200% 150% 14% Ending Retail Acc o u n ts 142% 193% Orders (in k’s) GMV (in MM’s) 67.0 $5.8 162.0 $17.1 100% 50% 51% 12% 28% ARPA (1) Retail Revenue (in k’s) $3,221 $447.8 $3,612 $574.3 0% O r d e r - E n a b l e d Stores Orders GMV ARPA Retail R ev e nue East Coast State Ending Retail Accounts 93 96 3 5 0% 3% Ending Retail Acc o u n ts 270% 303% Order - Enabled Stores 52 73 1 5 0% Orders (in k’s) GMV (in MM’s) ARPA (1) Retail Revenue (in k’s) 9.2 $1.0 $528 $49.1 34.2 $4.2 $663 $63.7 1 0 0% 5 0% 0% 40% O r d e r - E n a b l e d Stores Orders GMV 26% ARPA 30% Retail R ev e nue Midwest State Ending Retail Accounts 93 149 7 0 0% 671% Order - Enabled Stores 7 8.0 $1.0 54 16.0 $1.9 150% 100% 50% 60% 101% 93% 28% 106% Orders (in k’s) GMV (in MM’s) ARPA (1) $554 $51.5 $711 $106.0 0% Ending Retail Acc o u n ts O r d e r - E n a b l e d Stores Orders GMV ARPA Retail R ev e nue Retail Revenue (in k’s) 1 ) 26 Confidential and Proprietary Retailer average revenue per account ( “ ARPA ” ) calculated as retailer revenue divided by total active retail accounts.

III. Marketplace Performance 27 Confidential and Proprietary

28 Confidential and Proprietary Leafly’s shoppers deliver powerful and consistent behavior Growth in Qu S a p r e t n e d rly pe V r is S i h to o r p s p a e n r d by S AA es n s n i u o a n l s Cohort (2) AOV (1) 1) 2 ) 3) Average order value ( “ AOV ” ) calculated as GMV divided by total gross orders. Shoppers are placed in a cohort based upon the year in which they made their first purchase and the growth describes the amount of retained GMV for any period divided by the amount of retained customers for that period. Company estimate for the periods shown. 2 5 0% 2 0 0% 1 5 0% 1 0 0% 5 0% 0% 3 0 0% 3 5 0% 2 0 18 Leafly shoppers spend 2x more than in - store purchasers (3) 1 4 7 1 0 1 3 1 6 1 9 2 2 2 5 2 8 31 Months 2019 2020 $86 $82 $85 $90 $91 $93 $92 $90 $ 96 $107 $102 $96 $98 $99 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q '18 '18 '18 '18 '19 '19 '19 '19 '20 '20 '20 '20 '21 '21

29 Confidential and Proprietary COVID shopping trends set a new baseline for shopping activity Annua Q li u ze a d rt TT e o rl t y a V l (1 i ) s a it n o d rs N a e n w d S S h e o s p s p io e n r s GMV (2) Orders (k) 1) 2) Actual GMV for the quarter, multiplied by four. GMV generated from shoppers within the first calendar month of their first purchase, multiplied by four. 0 k 3k 17k 64k 111k 1 99k 292k 354k 5 99k 1 , 364k 1 , 1 68k 1, 050k 1,060k 9 6 0k 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q '18 '18 '18 '18 '19 '19 '19 '19 '20 '20 '20 '20 '21 '21 $ 0 $ 1 $4 $10 $13 $71 $ 14 0 $60 $50 $ 59 $ 55 $ 0 $1 $6 $23 $40 $107 $74 $23 $27 $25 $ 127 $ 231 $ 584 $ 4 77 $403 $414 $380 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q '18 '18 '18 '18 '19 '19 '19 '19 '20 '20 '20 '20 '21 '21 New Shopper GMV, Quarterly Run - Rate Quarterly Run - Rate GMV COVID accelerated the shift to e - commerce and introduced new shoppers to Leafly’s platform

30 Confidential and Proprietary Leafly's advertising platform delivers industry - leading RoAS for retailers ARPA (2) RoAS (1) 0.0x 0.1x 0.3x 1.3x 2.0x 3 . 4x 4.4x 4.7x 8 . 2x 2 1 . 1 x 1 6 . 2 x 13 . 3 x 13 . 4 x 1 1 . 8x 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q '18 '18 '18 '18 '19 '19 '19 '19 '20 '20 '20 '20 '21 '21 1) 2 ) 3) Refers to retailer return on ad spend ( “ RoAS ” ) represented by GMV divided by retail revenue to Leafly. Retailer average revenue per account ( “ ARPA ” ) calculated as the monthly retailer revenue for the quarter divided by total active retail accounts for the same period. Refers to 2020 period. $1,001 $1,013 $982 $ 889 $ 833 $749 $753 $742 $744 $737 $742 $712 $684 $636 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q 3Q 4Q 1Q 2Q '18 '18 '18 '18 '19 '19 '19 '19 '20 '20 '20 '20 '21 '21 Increased consumer e - commerce adoption has resulted in 14x retailer RoAS (3)

31 Confidential and Proprietary Leafly’s local market strategy is driving supply - side growth Retailer and order - enabled accounts have grown consistently and maintained an accelerated pace post - COVID Accounts and Order - Enabled Accounts (1) Significant market share: 55% of legal retailers are on Leafly’s platform (2) 1) 2 ) Retail accounts can include more than one store. Company estimate as of 2Q’21. 1 , 5 9 2 1 , 5 3 8 1 , 6 5 3 1 , 7 5 2 2 , 1 6 4 2 , 6 2 6 2 , 8 2 3 3 , 1 3 6 3 , 2 7 4 3 , 2 4 0 3 , 4 0 7 3 , 665 4 , 362 3,961 0% 1% 6% 1 0% 1 2% 1 8% 2 2% 2 3% 3 3% 4 1% 4 2% 4 5% 4 5% 50% 1Q '18 2Q '18 3Q '18 4Q '18 3Q '20 4Q '20 1Q '21 2Q '21 1Q '19 2Q '19 3Q '19 Total Active Accounts 4Q '19 1Q '20 2Q '20 % of Total Order - Enabled

Leafly has the most comprehensive cannabis technology platform Consumer Marketplace Consumer Matching Technology Content & Education Library Size of Audience Reviews Market Penetration Ecomm - Enablement Monetization at Scale Pre - Federal Legalization Data Insights Leafly has an unrivaled consumer reach and opportunity to convert its audience into shoppers B2B B2C 32 Confidential and Proprietary

IV. Financial Overview 33 Confidential and Proprietary

34 Confidential and Proprietary Key drivers of the business model 2018A 2019A 2020A 2021E 2022E 2023E 2024E Retail Accounts 1,752 3,136 3,665 4,888 6,277 8,082 10,635 % Growth NA 79.0% 16.9% 33.4% 28.4% 28.8% 31.6% % Order - Enabled Accounts 9.9% 22.7% 45.0% 53.5% 59.9% 62.3% 63.5% Shoppers (in thousands) (1) 48 468 1,969 2,078 3,182 4,442 6,368 Purchase Frequency (per month) 1.8x 2.0x 2.1x 2.0x 2.0x 2.0x 2.0x AOV (2) $89 $91 $102 $98 $98 $98 $97 1) 2) Cumulative count of active monthly shoppers for the annual period shown. Average order value ( “ AOV ” ) calculated as GMV divided by total gross orders.

35 Confidential and Proprietary Historical financials Gross Profit (MM) Revenue (MM) 1 8 . 2 % Growth % 15.7% 3 7 . 4% 2 1 . 0 % Total Operating Expenses ( ² ) (MM) 88 . 2% % Margin NM 2018A 2019A 2020A 2021E ($30.9) % of Revenue 121.2% 189.6% 108.7% 123.2% % Margin NM NM NM $18. 9 $ 2 3 . 7 $ 29. 6 $ 34. 3 $6. 3 $6. 8 $8. 7 $21. 9 $2.9 $ 3 0 . 1 $ 36. 4 $ 43. 0 20 1 8 A 2 0 1 9 A 2 0 2 0 A 2 02 1 E $26. 5 $57. 0 $39. 6 $53. 0 91.3% 8 7 . 0% 8 6 . 4 % Operating Income/(Loss) ( ² ) (MM) 2019A 2020A ( $6. 5) ( $8. 1) ( $15. 0) 201 8 A 202 1 E Retail Revenue: Brands Revenue (1) : 1) 2) Brands revenue includes ‘ other’ revenue. Operating Expenses and Operating Income/(Loss) exclude non - cash expenses associated with accounting for stock - based compensation, warrants, and earn - outs. Projected Operating Expenses include ongoing public company costs of $3.4MM in 2021E. $20. 0 $26. 2 $31. 4 $38. 0 201 8 A 201 9 A 202 0 A 202 1 E

36 Confidential and Proprietary Financial projections $ 5 3. 0 $ 8 7. 0 $1 0 4. 5 $ 1 1 7. 9 2 0 2 1 E 2 0 2 2 E 2 0 2 3 E 2 02 4 E Illustrative Long - Term Margin: 88.0% Illustrative Long - Term Margin: 25.0% Gross Profit (MM) Revenue (MM) 88. 0% 88. 0 % Operating Income/(Loss) ( ² ) (MM) 49 . 2 % Growth % 18.2% 51 . 9% 5 4 . 8 % Total Operating Expenses ( ² ) (MM) 88. 0% % Margin 9 . 8% % o f Reve n u e 1 2 3. 2% 1 3 3. 2% 103.3% 7 8 . 2% % Margi n NM NM NM 88. 2% $ 89. 0 $1 3 2 . 8 20 2 1 E 2 0 2 2 E 2 02 3 E 2 02 4 E Retail Revenue: Brands Revenue (1) : 1) 2) Brands revenue includes ‘ other’ revenue. Operating Expenses and Operating Income/(Loss) exclude non - cash expenses associated with accounting for stock - based compensation, warrants, and earn - outs. Projected Operating Expenses include ongoing public company costs of $3.4MM in 2021E and $7MM+ thereafter. ( $ 1 5.0 ) ( $2 9 . 5 ) ($15.5) $ 1 4. 8 2 0 2 1 E 20 2 2 E 2 02 3 E 2 02 4 E $3 0. 0 $65.3 $20.4 $57.5 $43.0 $8.7 $34.3 $13.1 $52.3 $80.7 $120.8 $3 8 . 0 $101 . 1 $1 5 0 . 9 202 1 E 2 0 2 2 E 202 3 E 20 2 4 E

37 Confidential and Proprietary FY2019A – FY2021E financial discussion • Maintained positive momentum despite financial market disruption affecting the industry • Operational changes to address industry dynamics: A ‒ Proactively lowered pricing in Retail to increase market share and account growth ‒ C Reduced Operating Expenses through headcount ‒ Re - focused on core initiatives of ordering, advertising and customer acquisition • Re - acceleration of the business midway through 2021 ‒ Market disruptions have tempered ‒ D Renewed sales team hiring A ‒ Total Retail Accounts increased by 34.6% in Q2 2021 versus Q2 2020. Increasing number of accounts expected to accelerate monetization ‒ B Brands business grew by 47.9% in Q2 2021 versus Q2 2020 ⁽ ³ ⁾ • Increased hiring along with a more diverse and scaled partner base is expected to drive monetization and revenue into 2022 and beyond FY2019A vs. FY2021E Commentary ($ in millions) 2019A 2020A 2021E Retail Revenue $23.7 $2 9 .6 $3 4 .3 % Growth 25.2% 2 4 .7% 15.8% A Brands Revenue (1) $6.3 $6.8 $ 8 .7 % Growth 116.3% 7.2% 2 8 . 4 % B Total Revenue $30.1 $36.4 $ 4 3.0 % Growth 37.4% 2 1 .0% 18.2% Gross Profit $26.2 $3 1 .4 $3 8 .0 % Margin 87.0% 86 . 4% 88 .2% Operating Expenses ( ² ) $57.0 $3 9 .6 C $ 5 3.0 D Operating Income/(Loss) ( ² ) ($30.9) ($8.1) ($15.0) 1) 2) Brands revenue includes ‘ other’ revenue. Operating Expenses and Operating Income/(Loss) exclude non - cash expenses associated with accounting for stock - based compensation, warrants, and earn - outs. Projected Operating Expenses include ongoing public company costs of $3.4MM in 2021E. Does not include ‘ other’ revenue. 3)

38 Confidential and Proprietary $43.0 $8.5 $9. 5 $4. 3 $65. 3 20 21E Total Revenue Increased Monetization of Existing Retail Accoun ts Monetization of Newly Added Retail Accou nts Incremental Brands Revenue 2022E Total Revenue FY2021E – FY2022E financial discussion • Total Revenue is expected to increase 51.9% in 2022 versus 2021 • Retail Revenue expected to increase 52.5% driven by: ‒ Improving monetization of both existing and new Retail accounts ‒ Additional Retail sales headcount in 2021 and 2022 backed by track record of driving revenue growth with proper staffing • Brands Revenue expected to increase 49.7% driven by: – New products: full deployment of Brands subscription product, Brands digital merchandising across platform and increased ad inventory – Increased Brands sales headcount during 2021 and 2022 – Increased production per Brands salesperson • Increase Shopper traffic driving both Retail and Brands revenues ($ in millions) 2021E 2022E Operating Expenses ( ² ) $ 5 3.0 $ 8 7.0 Operating Income/(Loss) ( ² ) ($15.0) ($29.5) FY2021E vs. FY2022E Commentary % Margin 88.2% 88.0% Retail Revenue $34.3 $52.3 % Growth 15.8% 52.5% Brands Revenue (1) $8.7 $13.1 % Growth 28.4% 49.7% Total Revenue $43.0 $65.3 % Growth 18.2% 51.9% Gross Profit $38.0 $57.5 Revenue Bridge 1) 2) Brands revenue includes ‘ other’ revenue. Operating Expenses and Operating Income/(Loss) exclude non - cash expenses associated with accounting for stock - based compensation, warrants, and earn - outs. Projected Operating Expenses include ongoing public company costs of $3.4MM in 2021E and $7MM+ thereafter.

1. Personalization and curation 2. Consumer deals and loyalty 3. Shopper retention (account creation and benefits) Personalized Discovery Experience 125MM annual visitors driving value for retailers and brands Product roadmap Investing to own consumer shopping and realize existing value on the platform Helping tens of thousands of retailers and brands connect with eager customers 1. POS, menu and order integrations 2. Brand activation products and services (brand digital merchandising) 3. Enhanced deals functionality; improved retailer/brand interfaces Scaled market - by - market and with industry - leading content and consumer experiences 1. ROI dashboards 2. New ad serving technology and increased ad inventory 3. Auction bidding for merchandising units Increased monetization Supply side platform investments 39 Confidential and Proprietary 39 Confidential and Proprietary

Growth vectors 39 Confidential and Proprietary 40 Confidential and Proprietary x Personalized discovery, curation and loyalty programs x Brand subscriptions and digital merchandising x Attract new retailers, brands and shoppers as legalization expands x Ancillary services for retailers (loyalty) and brands (custom activations) x Improved monetization of existing retailers x First party data partnerships and IP licensing x International expansion

V. Transaction Overview 41 Confidential and Proprietary

Proposed transaction summary

Transaction Highlights

- $385.0MM equity value attributable to Leafly
- 100.0% equity rollover from Leafly
- 6.0MM shares in earn-outs to Leafly's equityholders[1]
  - 3.0MM shares vest if Leafly achieves $65.0MM in 2022 revenue OR stock trading to $13.50[2]
  - 3.0MM shares vest if Leafly achieves $101.0MM in 2023 revenue OR stock trading to $15.50[3]
- MCMJ deferring 50.0% of promote into earn-outs[4]
  - 25.0% vest if stock trades to $13.50[2]
  - 25.0% vest if stock trades to $15.50[3]

Sources and Uses (MM)

Sources	$	%
Shareholder Rollover	$385.0	67.8%
MCMJ Cash in Trust	$130.0	22.9%
Sponsor Shares[5]	$17.5	3.1%
Pre-Existing Cash on balance sheet[6]	$35.0	6.2%
Total Sources	**$567.5**	**100.0%**

Uses	$	%
Shareholder Rollover	$385.0	67.8%
Cash to Balance Sheet	$150.1	26.5%
Estimated Fees and Expenses	$14.9	2.6%
Sponsor Shares[5]	$17.5	3.1%
Total Uses	**$567.5**	**100.0%**

Pro Forma Valuation (MM)

Illustrative Share Price		$10.00
Pro Forma Shares Outstanding[7]		53.2
Post-Money Equity Value		$532.5
Plus: Debt		-
Less: Cash[6]		(150.1)
Post-Money Enterprise Value		**$382.3**
FY21E Revenue	**$43.0**	**8.9x**
FY22E Revenue	**$65.3**	**5.9x**
FY23E Revenue	**$101.1**	**3.8x**

Pro Forma Ownership at Close



SPAC Shares
24.4%
Leafly Shares[8]
72.3%
Sponsor Shares[5]
3.3%

Note: Amounts assume no redemptions of Merida public stock.
1) Pro-rated share issuance upon achievement of 90.0% of revenue target.
2) For 20 out of 30 days within two years of transaction close.
3) For 20 out of 30 days within three years of transaction close.
4) Sponsor earn-out will accelerate upon an Acceleration Event.
5) Up front sponsor shares include 120,000 shares to MCMJ underwriter.
6) Includes ~$31.5MM of proceeds Leafly has raised via a private bridge round.
7) Excludes the impact of 10.0% fully diluted shares reserved under the Parent Incentive Plan and 2.5% fully diluted shares reserved under the Parent ESPP.
8) Includes 7.5% of ownership attributable to Leafly Bridge Investors.

Leafly

Confidential and Proprietary 42

43 Confidential and Proprietary 8 8 . 1% 9 3 . 2% 6 8 . 4% 5 2 . 2% 7 4 . 3% 9 1 . 3% 9 3 . 0% 7 5 . 6% 7 3 . 9% 3 4 . 0% 3 6 . 9% 2 4 . 8% 3 4 . 9% 2 6 . 2% 4 2 . 7% 3 7 . 8% 4 5 . 4% 49.2% (1) Benchmarking analysis Revenue Growth 2020A – 2022E 2021E – 2022E Average Gross Margins Median: 74.9% Source: CapIQ, FactSet, company filings and investor presentations. Market data as of 8/6/2021. 1) Porch Group’s FY2020A revenue is pro forma for the acquisition of Homeowners of America per the company’s filing. Median: 37.4%

44 Confidential and Proprietary 5 . 9x 7 . 9x 1 2 . 2 x 1 0 . 6 x 8 . 5 x 1 8 . 0 x 1 1 . 6 x 1 0 . 4 x 6 . 3x 8 . 9 x 1 1 . 6 x 1 4 . 9 x 1 3 . 0 x 1 0 . 2 x 23 . 9x 16 . 1x 13 . 8x 9 . 1 x Benchmarking analysis (cont.) EV / 2022E Revenue EV / 2021E Revenue Median: 13.4x Median: 10.5x Source: CapIQ, FactSet, company filings and investor presentations. Market data as of 8/6/2021.

Appendix 45 Confidential and Proprietary

The trusted source and shopping destination for cannabis consumers Consumers turn to us for all things cannabis – what’s happening in cannabis, what to buy, where to buy it Shoppers News, education, advocacy Strain library, 1.3MM+ customer reviews Stores, products, brands This strain does not make me feel high, paranoid, or out of it. Time goes by as normal, it makes me feel normal and gives me my life back. Confidential and Proprietary 46 46 Confidential and Proprietary

Confidential and Proprietary 47 Removing the complexity of cannabis discovery and consumption Leafly’s proprietary data and research simplify discovery and empower personalization Shoppers Leafly science and IP solve the problem ● Cannabis products are novel and complex ● Leafly has pioneered a research - based classification system, demystifying strains, and allowing for an accessible understanding of all cannabis products Data - driven discovery brings it to life ● Leverage massive amount of consumer behavior data and science to create a personalized selection & curation experience ● Bring simplicity to an often overwhelming & confusing online discovery experience for cannabis Deploy as part the funnel ● Personalized recommendations including strains, products, and state - specific trends ● On - platform loyalty program ● Hosted wallet (1) ● Payments (1) Completed Completed Future Steps Cannabinoids Terpenes Effects “ Recommend me strains, products, and dispensaries based on what I’ve viewed, purchased, my preferences, and demographics. ” 1 ) Subject to federal legalization. Confidential and Proprietary 47

Confidential and Proprietary 48 ● Easy menu management ● POS integrations ● Map markers Retailer Services Brand Services ● Catalog control Leafly offers a clear value proposition to retailers and brands Retailers and brands can reach high - intent, high - value customers at their point of purchase Brands & Ret a ilers ● Online ordering ● Deals engine ● G e o - targeted amplification ● Review response ● Robust, real - time insights ● Marketplace, on - site, and email advertising Catalog control Review r e s p o n se Retailer & Brand services

Brands & Retailers

Early stages of monetizing massive brand opportunity

Newly launched brand subscriptions allow Leafly to deliver increased value to its expansive network of brands

Brand TAM outstrips retail TAM[1] – monetization in early innings

- Brand advertising products are active and already highly successful
  - Strong click through rates
  - Excellent email advertising performance
- New brands listing subscription launched in June 2021, including:
  - Brand profile pages
  - Market insights
- Significant brand monetization opportunity leveraging current brand connections
  - 7,800 listings on Leafly
  - 17,000 database contacts
  - 300 inbound leads/month


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Future state brand opportunity

- Verified brands and merchandising on menu and across marketplace (homepage carousels)
- Connection with cannabis consumers and targeted outreach

Leafly

1) The Company has 7,800+ brands on its dispensary menus and estimates the total addressable brand market inclusive of non-THC brands could be 16,000+ brands today, implying a larger estimated brand TAM than retailer TAM

Confidential and Proprietary 49

Content, Shoppers and retailers/ brands

Leafly converts its audience into shoppers

However someone ends up on Leafly, we deliver what they're looking for

Leafly drives the top of the funnel


Discover
Find
Order


Read strain information
Shop strain-linked products
Path: Strain research
Sour Diesel
Path: Store finder
Dispensary map
Shop menu
Add to bag
Path: Product search
Find product
Find nearby

Leafly
Confidential and Proprietary 50

Risk Factors Summary – Risks Related to Our Business and Industry 51 Confidential and Proprietary • We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. • We have a history of net losses, and we may not achieve or maintain profitability in the future, especially if our costs increase. • If we fail to maintain and expand our client base, our revenue and our business will be harmed. • If we do not successfully develop and deploy new products or services to address the needs of our customers, our business and results of operations could suffer. • If we fail to expand effectively into new markets, both domestically and abroad, our revenue and our business will be harmed. • We may fail to offer the optimal pricing of our products and solutions. • Our international operations involve additional risks, and our exposure to these risks will increase as we expand internationally. • The legal cannabis industry and market are relatively new, and this industry and market may not continue to exist or develop as anticipated or we may ultimately be unable to succeed in this new industry and market. • Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the Controlled Substances Act. A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations. • Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry. • The laws, regulations and guidelines generally applicable to the cannabis industry in the jurisdictions in which we operate may change in ways that impact our ability to continue our business as currently conducted or proposed to be conducted. • Some of our clients or their listings currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our products, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us. • While our solutions provide features to support our clients’ compliance with the complex, disparate and constantly evolving regulations and other legal requirements applicable to the cannabis industry, we generally do not, and cannot, ensure that our clients will conduct their business activities in a manner compliant with such regulations and requirements. As a result, federal, state, provincial or local government authorities may seek to bring criminal, administrative or regulatory enforcement actions against our clients, which could have a material adverse effect on our business, operating results or financial conditions, or could force us to cease operations. • Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends could adversely affect our business operations. • Expansion of our business is dependent on the continued legalization of cannabis. • If users do not value the quality and reliability of the reviews and other content that we display on our platform, they may stop or reduce the use of our products, which could adversely impact the growth of our business. • Negative publicity could adversely affect our reputation and brand. • Our business depends in part on a strong brand, and any failure to maintain, protect and enhance our brand would hurt our ability to retain or expand our base of users and advertisers, or our ability to increase their level of engagement. • We expect to face increased competition in the market. • If we fail to manage our growth effectively, our brand, results of operations and business could be harmed. • We rely on the performance of highly skilled personnel, and if we are unable to attract, retain and motivate well - qualified employees, our business could be harmed. • We rely on traffic to our website from search engines like Google, Yahoo! and Bing. If our website fails to rank prominently in unpaid search results, traffic to our website could decline and our business would be adversely affected. • If our current marketing model is not effective in attracting new clients, we may need to employ higher - cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability. • Mobile is an important component of our business, and it presents unique risks. • We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our platform is accessible. • We rely on third - party service providers for certain aspects of our business. • Our payment system and the payment systems of our clients depend on third - party providers and are subject to evolving laws and regulations.

Risk Factors Summary – Risks Related to Our Business and Industry 52 Confidential and Proprietary • We track certain performance metrics with internal tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business. • The traffic to our website and mobile application may decline and our business may suffer if other companies copy information from our platform and publish or aggregate it with other information for their own benefit. • Real or perceived errors, failures, or bugs in our platform could adversely affect our operating results and growth prospects. • If our security measures are compromised, or if our platform is subject to attacks that degrade or deny the ability of users to access our content, users may curtail or stop use of our platform. • We rely upon cloud - based data centers, infrastructure and technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business, and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results. • The impact of worldwide economic conditions, including the resulting effect on advertising spending by local businesses, may adversely affect our business, operating results and financial condition. • Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man - made problems such as computer viruses or terrorism. • Our operations and employees face risks related to health crises, such as the ongoing COVID - 19 pandemic, that could adversely affect our financial condition and operating results. The COVID - 19 pandemic could materially affect our operations, including at our headquarters or anywhere else we operate, and the business or operations of our clients, consumers, partners or other third parties with whom we conduct business. • Because we recognize most of the revenue from our advertising products over the term of an agreement, a significant downturn in our business may not be immediately reflected in our results of operations. • We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance. • Our dedication to making decisions based primarily on the best interests of consumers may cause us to forgo short - term gains and advertising revenue. • We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy. Our actual or perceived failure to comply with such obligations could harm our business. • Our business could suffer if the jurisdictions in which we operate change the way in which they regulate the Internet, including regulations relating to user - generated content and privacy. • We face potential liability and expense for legal claims based on the content on our platform. • We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results. • We may need to raise additional capital, which may not be available on favorable terms if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business. • Our business and operating results may be harmed if we are deemed responsible for the collection and remittance of state sales taxes or other indirect taxes for clients using our order functionality. • Our international footprint subjects us to the tax laws of various jurisdictions. • Changes in tax laws or regulations and compliance in multiple jurisdictions may have a material adverse effect on our business, cash flow, financial condition or operating results. • Changes in accounting standards or other factors could negatively impact our future effective tax rate. • Changes in tax laws or regulations and compliance in multiple jurisdictions may have a material adverse effect on our business, cash flow, financial condition or operating results. • We identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and stock price. • Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability. • We are, and may in the future be, subject to disputes and assertions by third parties that we violate their rights. These disputes may be costly to defend and could harm our business and operating results. • Some of our solutions contain open source software, which may pose particular risks to our proprietary software and solutions. • Failure to protect or enforce our intellectual property rights could harm our business and results of operations. • We may be unable to continue to use our existing domain names, or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks.

Risk Factors Summary – Additional Risks Related to the Cannabis Industry 53 Confidential and Proprietary • Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan. • Our business and our clients are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis, which could subject our clients to legal claims or otherwise adversely affect our business. • We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry. • We may have difficulty using bankruptcy courts due to our involvement in the regulated cannabis industry. • The conduct of third parties may jeopardize our business. • The conduct of third parties may jeopardize our regulatory compliance. • We believe that Section 230(c)(1) of the Communications Decency Act (CDA) provides immunity from civil and state criminal liability, but it is possible that it does not. • We may continue to be subject to constraints on marketing our products. • Cannabis businesses are subject to unfavorable U.S. tax treatment. • Service providers to cannabis businesses may also be subject to unfavorable U.S. tax treatment. • Cannabis businesses may be subject to civil asset forfeiture. • There may be difficulty enforcing certain of our commercial agreements and contracts. • Certain of our directors, officers, employees and investors who are not U.S. citizens may face constraints on cross - border travel into the United States.

Proprietary & confidential This document contains information that is proprietary, confidential and/or exempt from disclosure. It may also contain trade secrets or other materials the release of which may cause prejudice or loss to Leafly Holdings, Inc., and its subsidiaries. No waiver whatsoever is intended by sharing this document which is intended only for the named recipient(s). Unauthorized use, dissemination or copying is prohibited. If you receive this document in error, please notify the sender and destroy all copies. 54 Confidential and Proprietary